Exhibit 99.1


BrainStorm Shareholders Extend Lock-Up Agreement

NEW YORK & TEL AVIV, Israel--(BUSINESS WIRE)--March 29, 2006--

BrainStorm Cell Therapeutics (OTCBB: BCLI.OB), the developer of NurOwn(TM) bone marrow derived stem cell therapeutic products for the treatment of neurodegenerative diseases, announced today that the company has received signed agreements from certain of the company's shareholders, representing 7,810,000 shares of the company's issued and outstanding shares, to extend a lock-up agreement with respect to their shares, until Dec. 31, 2006. According to the new agreement, 85 percent of the shares will be restricted from sale or other transfer until December 31, 2006 with the remainder free of the new restrictions.

The shares were previously subject to a lock-up agreement restricting 85 percent of the shares from sale or other transfer until July 8, 2006. All restrictions will automatically terminate upon the effectiveness of any registration statement filed by the Company for the benefit of Ramot at Tel Aviv University Ltd.

"We are pleased with these agreements which reflect our shareholders' long-term perspective and confidence in the company," said Yoram Drucker, Chief Operations Officer and Principal Executive of BrainStorm.

About BrainStorm Cell Therapeutics Inc.

BrainStorm Cell Therapeutics Inc. is an emerging company developing neural-like stem cell therapeutic products, NurOwn(TM), based on autologous bone marrow derived stromal cells, for treatment of neurodegenerative diseases. NurOwn(TM) patent pending technology is based on discoveries made by the team of prominent neurologist, Prof. Eldad Melamed, Head of Neurology at Rabin Medical Center, and expert cell biologist Dr. Daniel Offen, at the Felsenstein Medical Research Center of Tel-Aviv University, enabling the differentiation of bone marrow derived stem cells into functional neurons and astrocytes, as demonstrated in animal models. The company holds rights to develop and commercialize the technology through an exclusive, worldwide licensing agreement with Ramot at Tel Aviv University Ltd., the technology transfer company of Tel Aviv University. The company's initial focus is on developing treatments for Parkinson's Disease.

About Stem Cell Therapy

Stem cells are non-specialized cells with a remarkable potential for both self-renewal and differentiation into cell types with a specialized function, such as muscle, blood or brain cells. Stem cells may be sourced from fetal or embryonic tissue or from adult tissue reservoirs such as bone marrow. Use of embryonic stem cells, has become the center of significant ethical and moral debate. In contrast, use of adult stem cells does not face the same moral or legal controversy. Stem cell therapy aims to "cure" disease by replacing the 'diseased' cells with 'healthy' cells derived from stem cells. This approach has the potential to revolutionize medicine and, if successful, the implied commercial opportunities are great. Currently, both embryonic stem cells (ESC) and adult stem cells (ASC) are being explored as the potential basis for multiple cell therapy products.

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Safe Harbor Statement

Statements in this announcement other than historical data and information constitute "forward-looking statements" and involve risks and uncertainties that could cause BrainStorm Cell Therapeutics Inc.'s actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, among others, risks associated with BrainStorm Cell Therapeutics Inc.'s limited operating history, history of losses and expectation to incur losses for the foreseeable future; limited cash resources and its need to raise additional capital to execute on its business plan and continue operations; transition issues related to the departure of its CEO; dependence on its license to Ramot's technology and ability to meet its funding and payment obligations included in such license agreement; ability, together with its licensor, to adequately protect the NurOwn(TM) technology; dependence on key executives and on its scientific consultants; ability to identify, negotiate and successfully implement strategic partnering relationships; ability to complete clinical trials successfully and to obtain required regulatory approvals; competition with companies, some of which have greater resources and experience in developing and obtaining regulatory approval for treatments in BrainStorm Cell Therapeutics Inc.'s market; the limited public trading market for BrainStorm Cell Therapeutics Inc.'s stock which may never develop into an active market; and other factors detailed in BrainStorm Cell Therapeutics Inc.'s annual report on Form 10-KSB, quarterly reports on Form 10-QSB, current reports on Form 8-K and other filings with the Securities and Exchange Commission available at http://www.sec.gov/ or by request to the Company. The Company does not undertake any obligation to update forward-looking statements made by us.


Contacts


BrainStorm Cell Therapeutics
Mike Ben-Ari +972 3 751 0090
mbaifa@netvision.net.il